Exhibit 10.31

pasqal Holding

Société par actions simplifiée au capital de 867.887,40 euros

Siège social : 24, rue Emile Baudot, 91120 Palaiseau

101 390 649 R.C.S. Evry

(la « Société »)

(the “Company”)

Wasiq Bokhari

[Address]

Paris, le [_]

Paris, on [_]

Objet : Attribution de bons de souscription de parts de créateur d’entreprise de la Société

Subject: Letter of grant of founders’ warrants (bons de souscription de parts de créateur d’entreprise) of the Company

Cher Monsieur,

Dear Sir

Nous avons le plaisir de vous informer par la présente que, par décisions en date du [_], le Président de la Société a, en application de la délégation donnée par les associés de la Société lors de la consultation écrite close le 28 juillet 2026, décidé de vous attribuer gratuitement et conditionnellement 665.507 bons de souscription de parts de créateur d’entreprise de la Société (les « BSPCE-Management »).

We are pleased to inform you hereby that, by decisions dated [_], the Company’s President has, pursuant to the delegation granted by the shareholders of the Company during the written consultation closed on July 28, 2026, decided to grant to you, for free and conditionally, 665,507 founders’ warrants of the Company (the “BSPCE-Management”).

Ces BSPCE-Management sont soumis aux stipulations du règlement que vous trouverez joint aux présentes (le « Règlement du Plan »).

These BSPCE-Management are subject to the provisions of the plan rules attached hereto (the “Rules”).

Les termes et expressions commençant par une lettre majuscule et qui ne sont pas définis dans ce courrier ont la signification qui leur est donnée dans le Règlement du Plan.

Capitalized terms and expressions not defined in this letter shall have the meaning given to them in the Rules.

-	Date d’Attribution Date of Grant	[_]

-	Date de Commencement du Vesting Vesting Start Date	1er juillet 2024 July 1, 2024

-	Nombre de BSPCE-Management Attribués Number of Granted BSPCE-Management	665.507 665,507

-	Prix d’exercice par BSPCE-Management Exercise price per BSPCE-Management	50 € €50

-	Calendrier de Vesting Vesting Schedule	voir détails en Article 3 du Règlement du Plan.

-	Terme des BSPCE-Management	[Date d’Attribution + 20 ans]
Term of the BSPCE-Management

La présente attribution est conditionnée à la contre-signature par vos soins de la présente Notification d’Attribution, revêtue de la mention manuscrite demandée, et du Mini Pacte d’Associés, dans un délai de trente (30) jours calendaires à compter de la date des présentes, étant précisé que cette contre-signature implique notamment que vous vous engagez irrévocablement à respecter l’ensemble des stipulations du Règlement du Plan ainsi que des statuts de la Société.

The present grant is conditional upon your countersigning this Notice of Grant, with the required handwritten endorsement, and the Short Form Shareholders’ Agreement within thirty (30) calendar days from the date hereof, it being specified that such countersigning implies, inter alia, that you irrevocably undertake to comply with all the provisions of the Rules as well as of the Company’s Articles of Association.

Nous attirons votre attention sur le fait qu’à défaut d’acceptation de votre part dans les conditions visées ci-dessus, vous serez réputé avoir renoncé définitivement au bénéfice de la présente attribution et la Société sera en conséquence libérée de tout engagement et obligation à votre égard, sans indemnité d’aucune sorte.

Please note that in the event of your non-acceptance of the above-mentioned conditions, you will be deemed to have definitively renounced the benefit of the present grant and the Company will consequently be released from all commitments and obligations towards you, without any indemnity whatsoever.

Nous vous rappelons qu’il vous appartient de solliciter votre propre conseil fiscal et social et de vous renseigner sur le régime fiscal et social applicable à l’attribution, à la détention et, le cas échéant, au transfert des actions à émettre sur exercice des BSPCE-Management.

We remind you that it is your responsibility to seek your own tax and social security advice regarding the regime applicable to the grant, the holding and, as the case may be, the transfer of the shares to be issued upon exercise of the BSPCE-Management.

Nous vous prions d’agréer, Cher Monsieur, l’expression de nos sentiments distingués.

Yours faithfully, Dear Sir

Pasqal Holding Représentée par Wasiq Bokhari Represented by Wasiq Bokhari

Wasiq Bokhari*

*Merci de faire précéder votre signature de la mention manuscrite suivante :

Please precede your signature with the following written mention:

« Bon pour acceptation des termes et conditions du Plan 2026 d’attribution de BSPCE-Management de la Société »

Please precede your signature with the following handwritten note:

“Good for acceptance of the terms and conditions of the 2026 Plan for the grant of BSPCE-Management of the Company”

PASQAL HOLDING

RÈGLEMENT DU PLAN

D’ATTRIBUTION DE BSPCE-MANAGEMENT

PASQAL HOLDING

BSPCE-MANAGEMENT RULES

Dans le cadre de la politique d’intéressement des salariés et mandataires sociaux éligibles du Groupe, la société Pasqal Holding, société par actions simplifiée de droit français dont le capital social est de 867.887,40 euros, ayant son siège social 24, rue Emile Baudot, 91120 Palaiseau et immatriculée au registre du commerce et des sociétés d’Evry sous le numéro 101 390 649 (la « Société »), a décidé d’associer certains salariés et mandataires sociaux du Groupe à la croissance de ce dernier. La Société souhaite ainsi reconnaître et valoriser leur participation active à la création de richesse et leur contribution au succès du Groupe.		As part of the Group’s long-term incentive policy for employees and eligible corporate officers, the company Pasqal Holding, a simplified joint-stock company with a share capital of € 867,887.40 having its registered office at 24, rue Emile Baudot, 91120 Palaiseau and registered with the Evry commercial and trade register under number 101 390 649 (the “Company”), has decided to motivate and associate certain employees and corporate officers of the Group to the latter’s growth and to value their active participation to the Group’s success, through their initiative, contributions and performance.

Aux termes de la 1ère résolution adoptée par les Associés de la Société lors de la consultation écrite close le 28 juillet 2026, le Président a, sur délégation des Associés, été autorisé à procéder au profit des membres du personnel salarié et de certains mandataires sociaux de la Société et de ses filiales, dans le cadre des dispositions de l’article 163 bis G du Code général des impôts, à attribuer gratuitement un nombre de BSPCE permettant la souscription, contre paiement d’un prix d’exercice, d’un nombre maximum de neuf cent quatre-vingt-dix-huit mille deux cent soixante (998.260) actions ordinaires (les « Actions Ordinaires »).		Pursuant to the terms of the 1st resolution adopted by the Shareholders during the written consultation closed on July 28, 2026, the President has been authorized, pursuant to a delegation granted by the Shareholders to grant for free BSPCE to employees and corporate officers of the Company and its subsidiaries, in accordance with the provisions of Article 163 bis G of the French Tax Code, granting the right to subscribe, against payment of an exercise price, a maximum number of nine hundred ninety-eight thousand two hundred sixty (998,260) ordinary shares (the “Ordinary Shares”).

En vertu de cette délégation, le Président a arrêté les termes du présent plan d’attribution de BSPCE régi par les dispositions de l’article 163 bis G du Code général des impôts le [●] 2026 (le « Plan »), tel que modifié le cas échéant par l’avenant au Plan inclus en Annexe (le « Country Addendum »). Un exemplaire du Plan est remis à chaque Bénéficiaire.

Based on this delegation, the President, approved this BSPCE plan governed by the provisions of Article 163 bis G of the French Tax Code on [●] 2026 (the “Plan”), as amended, to the extent applicable, by the addendum to the Plan set out in Appendix (the “Country Addendum”). A copy of the Plan is delivered to each Beneficiary.

Il est rappelé aux Bénéficiaires que l’attribution dont ils bénéficient peut avoir des conséquences variables sur leur situation fiscale personnelle ainsi qu’en matière de contributions de sécurité sociale. En particulier, mais sans que ce soit limitatif, les conséquences fiscales et en matière de contributions de sécurité sociale peuvent varier si le pays où les Bénéficiaires ont établi leur résidence fiscale vient à changer entre la date à laquelle le Président leur attribue les BSPCE, la date d’exercice desdits BSPCE et la date de cession des actions qui leur seront éventuellement émises sur exercice des BSPCE si les conditions de leur acquisition sont remplies. La Société recommande donc aux Bénéficiaires de consulter un conseiller professionnel sur ces sujets.

Beneficiaries are reminded that the grant made for their benefit may have different consequences on their personal tax and social security contributions position. In particular, and without limitation, the consequences on their personal tax and social security contributions position may vary if the Beneficiaries change their country of residence between the date when the President grants them the BSPCE, the date of exercise of the BSPCE and the date they dispose of the shares issued upon exercise of the BSPCE to them, as the case may be, provided that the vesting conditions are met. The Company recommends that Beneficiaries consult a professional adviser on these matters.
1. DÉFINITIONS		1. DEFINITIONS
Dans le Règlement du Plan, les mots et expressions suivants sont définis de la manière suivante :		For the purposes of the Plan Rules, the following terms shall be defined as follows:
Action Ordinaire	désigne une action de la Société à émettre sur exercice des BSPCE en application du Règlement du Plan.	Ordinary Share	means an ordinary share of the Company to be issued upon exercise of the BSPCE in accordance with the Plan Rules.
Associés	désigne les associés de la Société.	Shareholders	means the shareholders of the Company.
Article	désigne un article du Plan.	Article	means an article of the Plan.
Autorisation des Associés	désigne la délégation consentie par les Associés lors de la consultation écrite close le 28 juillet 2026 permettant au Président de procéder, en une ou plusieurs fois, pour une durée de dix-huit (18) mois à compter de cette date, à l’attribution de BSPCE.	Shareholders’ Authorization	means the delegation granted by the Shareholders during the written consultation closed on July 28, 2026, authorizing the President to grant on one or several occasions, over a period of eighteen (18) months from such date, BSPCE.
Bénéficiaire	désigne toute Personne Éligible à la Date d’Attribution à qui le Président a attribué des BSPCE.	Beneficiary	means any Eligible Person at the Date of Grant to whom the President has granted BSPCE.

BSPCE	désigne les bons de souscription de parts de créateur d’entreprise attribués gratuitement en application du Règlement du Plan.	BSPCE	means the founders’ warrants granted for no consideration in accordance with the Plan Rules.
Code de commerce	désigne le code de commerce français.	French Commercial Code	means the French Commercial Code.
Code de la sécurité sociale	désigne le code de la sécurité sociale français.	French Social Security Code	means the French social security code.
Code général des impôts	désigne le code général des impôts français.	French Tax Code	means the French tax code.
Date d’Attribution	désigne la date à laquelle le Président attribue des BSPCE à un Bénéficiaire conformément au Plan.	Grant Date	means the day when the President grants BSPCE to a Beneficiary, according to the Plan.
Date d’Arrêté	désigne la date à laquelle le Président a arrêté les termes du Plan.	Approval Date	means the day when the President approved the terms of the Plan.
Date de Notification de Départ	désigne :	Departure Notification Date	means:
	1. en cas de licenciement, de démission, ou de rupture conventionnelle, le jour de la réception par le Bénéficiaire (ou la date de la première présentation) de la lettre de notification de licenciement, la date de présentation de la lettre de démission, ou le jour de l’homologation de la convention de rupture par la DREETS, selon le cas ;		1. in case of dismissal, resignation or termination by mutual consent, the date of receipt by the Beneficiary (or the date of first presentation) of the letter notifying him/her of the termination, the date of presentation of the resignation letter, or the date of the homologation of the termination agreement by the Regional Directorates for the Economy, Employment, Labour and Solidarity, as the case may be;

2. en cas de non-renouvellement du contrat de travail du Bénéficiaire, la date d’expiration du contrat de travail du Bénéficiaire.	2. in the event of non-renewal of the employment contract of the Beneficiary, the expiry date of the Beneficiary’s employment agreement.
3. en cas d’Invalidité, la date d’effet de la décision de classement en Invalidité du Bénéficiaire par l’autorité compétente ou, en l’absence d’une telle procédure dans le pays concerné la date d’attestation Invalidité du Bénéficiaire par deux médecins ;	3. in the event of Disability, the effective date of the decision of the competent authority to classify the Beneficiary as disabled or, if there is no such procedure in the country concerned, the date of certification of the Beneficiary’s Disability by two doctors;
4. si le Bénéficiaire est un mandataire social, la date de cessation de son mandat ou la date de sa révocation par l’organe compétent ;	4. in the event the Beneficiary is a corporate officer, the date of termination of his or her non-renewed term of office or the date of his or her dismissal by the competent body;
5. en cas de décès, la date du décès (tel que figurant sur le certificat de décès) ;	5. in the event of death, the date of death (as appearing on the death certificate);
6. en cas de cession d’une société du Groupe au sein de laquelle le Bénéficiaire est mandataire social ou salarié, la date de réalisation en vertu du contrat de cession définitif en lien avec la cession de ladite société du Groupe (selon les modalités du paragraphe 4 de l’Article 3.1) ;	6. in case of sale of a Group company in which the Beneficiary is corporate officer or employee, the completion date of the definitive sale agreement in relation to the sale of said Group company (in accordance with paragraph 4 of Article 3.1);

	7. en ce qui concerne tout autre départ, la date à laquelle le Bénéficiaire partant cesse de figurer sur le registre du personnel (ou équivalent) de la société du Groupe concernée.		7. with respect to any other departure, the date on which the departing Beneficiary ceases to appear on the relevant Group company’s personnel register (or equivalent).
Groupe	désigne la Société ainsi que ses filiales au sens de l’Article L. 233-1 du Code de commerce, les filiales de ses filiales, les filiales de ces dernières et ainsi de suite, sans limitation et quel que soit leur pays d’incorporation.	Group	means the Company, as well as its subsidiaries within the meaning of Article L. 233-1 of the French Commercial Code, the subsidiaries of its subsidiaries, the subsidiaries of the latter and so on, without limitation and regardless of the country of incorporation.
Invalidité	désigne tout cas d’invalidité de 2ème et 3ème catégories au sens de l’Article L. 341-4 du Code de la sécurité sociale ou tout cas d’invalidité reconnue selon les mêmes critères dans le pays d’exercice de l’activité professionnelle du Bénéficiaire.	Disability	means any case of disability of 2nd and 3rd categories within the meaning of Article L. 341-4 of the French Social Security Code or any case of disability recognized by the same criteria in the country where the Beneficiary’s professional activity is carried out.
Marché Règlementé	désigne un des marchés réglementés au sens de l’Article L. 421-1 du Code monétaire et financier, ou tout autre marché équivalent hors de France.	Regulated Market	refers to one of the regulated markets within the meaning of Article L. 421-1 of the French Monetary and Financial Code (Code monétaire et financier) or any other equivalent market outside France.
Mini Pacte d’Associés	désigne le mini-pacte relatif à la Société conclu entre le Bénéficiaire et certains Associés.	Short Form Shareholders’ Agreement	means the short-form shareholders’ agreement, entered into between the Beneficiary and certain Shareholders.

Notification d’Attribution	désigne le document individuel et nominatif adressé à chaque Bénéficiaire par la Société afin de lui notifier l’attribution d’au moins un BSPCE.	Notice of Grant	means the individual notice sent by the Company to each Beneficiary in order to notify him/her of the grant of at least one BSPCE.
Personne Éligible	désigne tout mandataire social ou membre du personnel salarié de la Société ou de l’une des sociétés du Groupe visée à l’article 163 bis G du Code général des impôts.	Eligible Person	means any corporate officer or employee of the Company or of one of the Group companies referred to in Article 163 bis G of the French Tax Code.
Plan	désigne le présent plan d’attribution de BSPCE.	Plan	means this BSPCE plan of the Company.
Président	désigne le Président de la Société.	President	means the Company’s President.
Prix d’Exercice	désigne le prix d’exercice de chaque BSPCE s’élevant à 50 €.	Exercise Price	means the exercise price of each BSPCE, set at €50.
Règlement du Plan	désigne les présentes règles du Plan.	Plan Rules	means these Plan rules.
Société	désigne la société Pasqal Holding, société par actions simplifiée de droit français ayant son siège social 24, rue Emile Baudot, 91120 Palaiseau et immatriculée au registre du commerce et des sociétés de Evry sous le numéro 101 390 649.	Company	means the company Pasqal Holding, a simplified joint-stock company having its registered office at 24, rue Emile Baudot, 91120 Palaiseau and registered with the Evry commercial and trade register under number 101 390 649.
Statuts	désigne les statuts de la Société.	Articles of Association	means the articles of association of the Company.

2. ATTRIBUTION DES BSPCE	2. GRANT OF BSPCE
2.1 Bénéficiaires	2.1 Beneficiaries
Sous réserve des dispositions de l’Article 163 bis G du Code général des impôts, des termes de l’Autorisation des Associés et du Règlement du Plan, le Président peut décider l’attribution de BSPCE aux Personnes Éligibles qu’il désigne.	Subject to the provisions of Article 163 bis G of the French Tax Code, the Shareholders’ Authorization and the Plan Rules, the President may decide to grant BSPCE to Eligible Persons that it designates.
2.2 Nombre de BSPCE Attribués	2.2 Number of BSPCE granted

Le nombre de BSPCE attribué à chaque Bénéficiaire est déterminé par le Président, dans les limites fixées par l’Autorisation des Associés.

Chaque BSPCE donne droit à la souscription d’une (1) Action Ordinaire.

The number of BSPCE granted to each Beneficiary is determined by the President, within the limits decided by the Shareholders’ Authorization.

Each BSPCE grants the right to subscribe one (1) Ordinary Share.

Sous réserve des ajustements visés à l’Article 9, le nombre maximum d’Actions Ordinaires pouvant être émises sur exercice des BSPCE dans le cadre du Plan est limité à neuf cent quatre-vingt-dix-huit mille deux cent soixante (998.260) Actions Ordinaires.

Subject to the adjustments mentioned in Article 9, the maximum number of Ordinary Shares that may be issued upon exercise of the BSPCE within the Plan is limited to a maximum of nine hundred ninety-eight thousand two hundred sixty (998,260) Ordinary Shares of the Company.

2.3 Conditions d’attribution	2.3 Grant terms
Le Président définit les conditions d’attribution et d’exercice des BSPCE.	The President defines the terms of the grant and vesting of the BSPCE.
L’attribution des BSPCE est gratuite et ne donnera lieu à aucun paiement par le Bénéficiaire au profit de la Société.	The BSPCE are granted and will be granted for no consideration and do not cause any payment by the Beneficiary to the Company.

2.4 Date d’Attribution	2.4 Grant Date
Les BSPCE peuvent être attribués par le Président à n’importe quel moment à compter de la Date d’Arrêté et avant l’expiration d’un délai de dix-huit (18) mois à compter de l’Autorisation des Associés.	The BSPCE may be granted by the President at any time starting from the Approval Date and before the expiry of an eighteen (18) month period starting from the Shareholders’ Authorization.
2.5 Notification d’Attribution	2.5 Notice of Grant
L’attribution de BSPCE est attestée par une Notification d’Attribution émise par la Société et remise à chaque Bénéficiaire, qui comprend notamment les informations suivantes :	The grant of the BSPCE is evidenced by a Notice of Grant issued by the Company and sent to each Beneficiary, which includes the following information:

-       le nombre de BSPCE Attribués ;

-       la Date d’Attribution ;

-       la Date de Commencement de Vesting ;

-       le prix d’exercice par BSPCE ;

-       le Calendrier de Vesting ;

-       le Terme des BSPCE ; et

-       toute obligation à la charge du Bénéficiaire.

-       the number of Granted BSPCE;

-       the Date of Grant;

-       the Vesting Start Date ;

-       the exercise price per BSPCE;

-       the Vesting Schedule;

-       the Term of the BSPCE; and

-       any obligation binding on a Beneficiary.

Le Règlement du Plan est joint à la Notification d’Attribution.	The Plan Rules are attached to the Notice of Grant.
Sauf mention contraire dans la Notification d’Attribution, les BSPCE sont attribués à chaque Bénéficiaire à la Date d’Attribution, à la condition du retour, par courrier recommandé avec avis de réception (ou remise en mains propres), à la Société, au plus tard à l’expiration d’un délai de trente (30) jours calendaires à compter de la réception de la Notification d’Attribution, du Règlement du Plan, du Mini-Pacte d’Associés, ainsi que de tout autre document qui pourrait y être annexé, dument signé et revêtu notamment de la mention « bon pour acceptation des termes et conditions de l’attribution ».

Except otherwise provided in the Notice of Grant, the BSPCE are granted to each Beneficiary on the Grant Date, under the condition that he or she returns to the Company via registered letter with acknowledgment of receipt (or hand delivery), at the latest within thirty (30) calendar days following the receipt of the Notice of Grant, of a duly signed copy of the Plan Rules, the Short-Form Shareholders’ Agreement and of any other ancillary documents attached thereto, bearing in particular the wording “Good for acceptance of the terms and conditions of the grant”.

A défaut de réalisation de la condition dans le délai ci-dessus défini, les BSPCE seront caducs et de nul effet et pourront à nouveau être utilisés par le Président dans le cadre d’une attribution future conformément à l’Autorisation des Associés et la Société sera en conséquence libérée de tout engagement et obligation vis-à-vis du Bénéficiaire.	Failing the fulfillment of the condition, the granted BSPCE would be null and void and may again be granted by the President in the context of a future grant in accordance with the Shareholders’ Authorization and the Company will therefore be released from any commitment and obligation towards the Beneficiary.

2.6 Forme des BSPCE	2.6 Form of the BSPCE
Les BSPCE ont été créés sous la forme nominative.	The BSPCE have been issued in nominative form.
La propriété des BSPCE résulte de leur inscription en compte ouvert au nom du Bénéficiaire.	The BSPCE ownership results from their registration in an account opened in the name of the Beneficiary.

2.7 Incessibilité des BSPCE	2.7 Non-transferability of the BSPCE

Les BSPCE sont incessibles.	The BSPCE are non-transferable

3. CALENDRIER ET CONDITIONS D’EXERCICE	3. VESTING SCHEDULE AND CONDITIONS

3.1 Principes	3.1 Principles

La date de début d’acquisition correspond à la Date de Commencement de Vesting, telle que définie dans la Notification d’Attribution et à défaut de précision dans la Notification d’Attribution, la Date d’Attribution (la « Date de Début d’Acquisition »).

Les BSPCE Attribués seront exerçables selon les modalités suivantes :

Tranche 1 : 196.788 BSPCE (la « Tranche 1 »)

Le Bénéficiaire acquiert le droit d’exercer 1/48ème des BSPCE de la Tranche 1 par mois de présence révolue du Bénéficiaire en qualité de Personne Eligible au sein (i) de Pasqal SAS entre le 1er juillet 2024 et le 1er mars 2026 et (ii) de la Société entre le 1er mars 2026 et le 1er juillet 2028.

Tranche 2 : 138.460 BSPCE (la « Tranche 2 »)

Le Bénéficiaire acquiert le droit d’exercer 1/48ème des BSPCE de la Tranche 2 par mois de présence révolue du Bénéficiaire en qualité de Personne Eligible au sein (i) de Pasqal SAS entre le 1er janvier 2025 et le 1er mars 2026 et (ii) de la Société entre le 1er mars 2026 et le 1er janvier 2029.

Tranche 3 : 330.259 BSPCE (la « Tranche 3 »)

Le Bénéficiaire acquiert le droit d’exercer 1/48ème des BSPCE de la Tranche 3 par mois de présence révolue du Bénéficiaire en qualité de Personne Eligible au sein (i) de Pasqal SAS entre le 1er juillet 2025 et le 1er mars 2026 et (ii) de la Société entre le 1er mars 2026 et le 1er juillet 2029.

The vesting start date corresponds to the Vesting Commencement Date, as defined in the Grant Notice and, in the absence of specification in the Grant Notice, the Grant Date (the “Vesting Start Date”).

The Granted BSPCEs shall become exercisable in accordance with the following schedule:

Stock 1: 196,788 BSPCE (the “Tranche 1”)

The Beneficiary shall vest the right to exercise 1/48th of the Stock 1 BSPCE for each completed month during which the Beneficiary remains an Eligible Person with (i) Pasqal SAS between July 1, 2024, and March 1, 2026, and (ii) the Company between March 1, 2026, and July 1, 2028.

Stock 2: 138,460 BSPCE (the “Stock 2”)

The Beneficiary shall vest the right to exercise 1/48th of the Stock 2 BSPCE for each completed month during which the Beneficiary remains an Eligible Person with (i) Pasqal SAS between January 1, 2025, and March 1, 2026, and (ii) the Company between March 1, 2026, and January 1, 2029.

Stock 3: 330,259 BSPCE (the “Stock 3”)

The Beneficiary shall vest the right to exercise 1/48th of the Stock 3 BSPCE for each completed month during which the Beneficiary remains an Eligible Person with (i) Pasqal SAS between July 1, 2025, and March 1, 2026, and (ii) the Company between March 1, 2026, and July 1, 2029.

Par exception à ce qui précède, la Notification d’Attribution pourra prévoir un calendrier d’acquisition distinct de celui prévu dans le Plan, en ce inclus en prévoyant une condition de performance.	By exception to the foregoing, the Notice of Grant may provide a vesting schedule distinct from the one set out in the Plan, including by providing a performance condition.
Pour les besoins du présent Article, un Bénéficiaire perdra la qualité de Personne Éligible s’il n’est plus lié à la Société ou à toute autre société du Groupe auquel la Société appartient par un mandat social ou contrat de travail, pour quelque cause que ce soit, y compris, sans que cette liste soit limitative, pour cause de décès, d’Invalidité, de démission, de licenciement, de départ ou mise à la retraite. La perte de la qualité de Personne Éligible interviendra à la Date de Notification de Départ.	For the purpose of this Article, a Beneficiary shall cease to be an Eligible Person if he or she is no longer bound to the Company, or to any other company within the Group, by a corporate mandate or an employment contract, for whatever reason, including without limitation by reason of death, Disability, resignation, dismissal, voluntary retirement or compulsory retirement. The loss of Eligible Person status shall take effect on the Departure Notification Date.

Par ailleurs, un Bénéficiaire perdra la qualité de Personne Éligible, si et à compter du jour où la Société cessera de détenir au moins 50 % du capital ou des droits de vote de la société du Groupe à laquelle le Bénéficiaire est lié, sauf décision contraire prise par le Président.

Aucune des stipulations du présent Plan ne constitue, le cas échéant, un élément du contrat de travail d’un Bénéficiaire. Les droits et obligations découlant de la relation de travail entre le Bénéficiaire et la Société ou les sociétés du Groupe ne peuvent en aucune manière être affectés par le Règlement du Plan dont ils sont totalement distincts. La participation au présent Plan d’attribution ne saurait conférer aucun droit relatif à la poursuite de la relation de travail.

Furthermore, a Beneficiary shall cease to be an Eligible Person in the case where, and as of the date when the Company shall no longer own at least 50% of the capital or voting rights of the Group company in which such Beneficiary holds a position, unless the President decides otherwise.

None of the provisions of this Plan shall constitute, as the case may be, an element of the employment contract of a Beneficiary. The rights and obligations arising from the employment relationship between the Beneficiary and the Company or the companies of the Group cannot in any way be affected by the Plan Rules, which are totally distinct from them. Participation in this award Plan shall not confer any rights with respect to the continuation of the employment relationship.

3.2 Autres dérogations	3.2 Other exceptions

Par dérogation aux stipulations de l’Article 3.1, tout ou partie des BSPCE Attribués à un Bénéficiaire pourront être exerçables par anticipation, nonobstant toute condition de présence, en cas de décision expresse en ce sens du Président en cas de réalisation de l’une des opérations suivantes (l’« Opération sur le Capital ») :

-       vente de quatre-vingt-quinze pour cent (95%) des actions de la Société avant l’exercice des BSPCE ; ou

-       fusion par voie d’absorption de la Société avant l’exercice des BSPCE à l’issue de laquelle les Associés qui détenaient le contrôle de la Société immédiatement avant la réalisation de la fusion ne détiendront pas le contrôle de la société bénéficiaire de la fusion ; ou

-       cession ou toute autre forme de transfert avant l’exercice des BSPCE par un ou plusieurs Associés de la Société à toute personne d’un nombre d’actions ayant pour effet de conférer à celle-ci plus de cinquante pour cent (50%) du capital et des droits de vote de la Société ; ou

-       cession de la totalité ou de la quasi-totalité des actifs de la Société avant l’exercice des BSPCE à un tiers non contrôlé, directement ou indirectement, par la Société ou par les Associés la contrôlant ; le terme « contrôle » s’entendant au sens de l’article L.233-3 du Code de commerce.

Notwithstanding the provisions of Article 3.1, all or part of the Granted BSPCE to a Beneficiary may be definitively exercisable in advance, regardless of any continued service condition, in the event of an express decision to that effect by the President upon the occurrence of any of the following transactions (the “Capital Transaction”):

-       sale of ninety-five percent (95%) of the shares of the Company before the exercise of the BSPCE; or

-       merger by absorption of the Company before the exercise of the BSPCE at the end of which the Shareholders who held control of the Company immediately before the completion of the merger will not hold control of the company benefiting from the merger; or

-       transfer or any other form of assignment before the exercise of the BSPCE by one or more Shareholders of the Company to any person of a number of shares having the effect of conferring on such person more than fifty percent (50%) of the share capital and voting rights of the Company; or

-       sale of all or substantially all of the assets of the Company before the exercise of the BSPCE to a third party not controlled, directly or indirectly, by the Company or by the Shareholders controlling it; the term “control” being understood within the meaning of Article L.233-3 of the French Commercial Code

Le Bénéficiaire devra exercer l’ensemble de ses BSPCE Exerçables dans les cinq (5) jours précédant la réalisation d’une Opération sur le Capital.	The Beneficiary must exercise all of his/her Exercisable BSPCE within the five (5) days preceding the completion of a Capital Transaction.
Les BSPCE qui, le cas échéant, ne seraient pas exercés conformément au paragraphe ci-dessus, ainsi que les BSPCE qui ne seraient pas exerçables, seront automatiquement caducs de plein droit sauf décision contraire du Président.

Any BSPCE that are not exercised in accordance with the preceding paragraph, as well as any BSPCE that are not exercisable, shall automatically become null and void by operation of law, unless the President decides otherwise.

La Société aura l’obligation d’informer le Bénéficiaire de la réalisation de toute Opération sur le Capital dont il n’aurait pas connaissance au moins dix (10) jours avant la date de réalisation de l’Opération sur le Capital.	The Company shall be required to inform the Beneficiary of the completion of any Capital Transaction of which he/she may not be aware at least ten (10) days before the date of completion of the Capital Transaction.

L’exercice de BSPCE dans le contexte d’une Opération sur le Capital sera réputé nul et non avenu dans l’hypothèse où ladite opération ne serait pas réalisée, la Société étant tenue dans ce cas de restituer au Bénéficiaire ayant manifesté sa décision d’exercer ses BSPCE, son chèque (ou virement) et son bulletin de souscription.

The exercise of BSPCE in the context of a Capital Transaction shall be deemed null and void in the event that such transaction is not completed, in which case the Company shall be required to return to the Beneficiary who has expressed his/her decision to exercise his/her BSPCE, his/her cheque (or bank transfer) and his/her subscription form.

4. DurEe d’Exercice des BSPCE	4. TERM OF THE BSPCE
4.1 Terme	4.1 Term
Les BSPCE sont exerçables jusqu’au Terme, tel que défini dans la Notification d’Attribution. A défaut de précision dans la Notification d’Attribution, le terme est défini comme le vingtième anniversaire de la Date d’Attribution.

The BSPCE may be exercised until the Term, as defined in the Notice of Grant. In the absence of specification in the Notice of Grant, the term is defined as the twentieth anniversary of the Grant Date.

4.2 Perte de la qualité de Personne Éligible	4.2 Loss of Eligible Person status

Sauf prolongation sur décision du Président, le Bénéficiaire disposera d’un délai de trois (3) mois suivant la Date de Notification de Départ (la « Période d’Exercice ») pour exercer ses BSPCE exerçables. A défaut d’exercice des BSPCE Exerçables pendant la Période d’Exercice, ces BSPCE seront caducs de plein droit, étant précisé que la Période d’Exercice n’aura pas pour effet de prolonger, le cas échéant, la durée de validité des BSPCE au-delà du Terme.

Les BSPCE non exerçables à la Date de Notification de Départ seront en revanche caducs de plein droit.

Unless extended by decision of the President, the Beneficiary shall have a period of three (3) months following the Departure Notification Date (the “Exercise Period”) to exercise his/her Exercisable BSPCE. In the absence of exercise of the Exercisable BSPCE during the Exercise Period, such BSPCE shall automatically become null and void by operation of law, it being specified that the Exercise Period shall not have the effect of extending, as the case may be, the validity period of the BSPCE beyond the Term.

The BSPCE which are not exercisable as of the Departure Notification Date shall be automatically null and void.

4.3 Décès et Invalidité	4.3 Death and Disability
En cas de décès du Bénéficiaire, ses héritiers pourront exercer dans un délai de six (6) mois à compter du décès les BSPCE Exerçables, les autres BSPCE étant automatiquement caducs à la date du décès. A l’issue de ce délai de six (6) mois, les BSPCE Exerçables non exercés seront automatiquement caducs, sans qu’aucune formalité ne soit requise et sans qu’aucune indemnité ne soit due à ce titre	In the event of the Beneficiary’s death, his/her heirs may exercise the Exercisable BSPCE within six (6) months from the date of death, the other BSPCE being automatically void on the date of death. At the end of this six (6) month period, the unexercised Exercisable BSPCE shall be automatically void, without any formality being required and without any compensation being due in this respect.

En cas d’incapacité permanente au sens de l’article L. 434-2 du Code de la sécurité sociale ou d’invalidité de 2ème ou 3ème classe au sens de l’article L. 341-4 du Code de la sécurité sociale du Bénéficiaire, le Bénéficiaire disposera d’un délai de six (6) mois, à compter de la Date de Notification de Départ, pour exercer les BSPCE Exerçables, les autres BSPCE étant automatiquement caducs à la Date de Notification de Départ. A l’issue de ce délai de six (6) mois, les BSPCE Exerçables non exercés seront automatiquement caducs, sans qu’aucune formalité ne soit requise et sans qu’aucune indemnité ne soit due à ce titre	In the event of permanent incapacity within the meaning of Article L. 434-2 of the French Social Security Code or disability of the 2nd or 3rd category within the meaning of Article L. 341-4 of the French Social Security Code of the Beneficiary, the Beneficiary shall have a period of six (6) months from the Departure Notification Date to exercise the Exercisable BSPCE, the other BSPCE being automatically void on the Departure Notification Date. At the end of this six (6) month period, the unexercised Exercisable BSPCE shall be automatically void, without any formality being required and without any compensation being due in this respect.
5. EXERCICE DES BSPCE	5. BSPCE EXERCISE
5.1 Périodicité pour l’exercice des BSPCE	5.1 Exercise periods for the BSPCE
Le Bénéficiaire ne pourra exercer les BSPCE exerçables en application des stipulations de l’article 3 (les « BSPCE Exerçables ») qu’au cours des périodes suivantes :	The Beneficiary may exercise the BSPCE that have become exercisable pursuant to Article 3 above (the “Exercisable BSPCE”) only during the following periods:

(i)     à toute période de l’année ;

(ii)    dans les dix (10) jours ouvrés suivants la réalisation d’une Opération sur le Capital ;

(iii) dans les trois (3) mois suivant la Date de Notification de Départ ;

(iv) durant toute période définie par le Président en cas d’opération dans l’intérêt de la Société, telle que la mise en œuvre d’un programme de rachat d’actions.

(i)      at any time of the year;

(ii)    within ten (10) business days following the completion of a Capital Transaction;

(iii)  within three (3) months following the Departure Notification;

(iv)  during any period defined by the President in the event of a transaction in the interest of the Company, such as the implementation of a share buyback program.

Afin d’éviter toute ambiguïté, il est précisé que le Bénéficiaire conserve le droit d’exercer les BSPCE Exerçables jusqu’à la fin du Terme.	For the avoidance of doubt, it is specified that the Beneficiary retains the right to exercise the Exercisable BSPCE until the end of the Term.
5.2 Suspension du droit d’exercice des BSPCE	5.2 Suspension of the right to exercise the BSPCE

La Société pourra suspendre le droit d’exercer les BSPCE en cas de besoin. Cette suspension interviendra notamment toutes les fois qu’une opération sur le capital de la Société exigera la connaissance exacte et préalable du nombre d’actions composant le capital.

Dans ce cas, la Société informera le Bénéficiaire dans les conditions légales et réglementaires en indiquant la date à laquelle le droit d’exercice des BSPCE sera suspendu et la date à laquelle il sera repris.

En tout état de cause, ce délai ne pourra être supérieur à trois (3) mois.

Si le droit d’exercice des BSPCE prenait fin au cours d’une période de suspension, la période d’exercice des BSPCE serait prolongée d’une durée égale à la période de suspension.

The Company may suspend the right to exercise the BSPCE if necessary. This suspension shall take place whenever a capital transaction requires prior and exact knowledge of the number of shares comprising the capital.

In such case, the Company shall inform the holder in accordance with legal and regulatory requirements, indicating the date on which the right to exercise the BSPCE will be suspended and the date on which it will be resumed.

In any event, this period may not exceed three (3) months.

If the right to exercise the BSPCE expires during a period of suspension, the exercise period of the BSPCE shall be extended by a period equal to the suspension period.

5.3 Modalité d’exercice des BSPCE	5.3 Exercise procedure for the BSPCE
L’exercice des BSPCE interviendra par la remise à la Société, par le Bénéficiaire, par courriel, par courrier recommandé avec avis de réception ou lettre remise en main propre, au plus tard à 23 heures 59 du dernier jour où, selon les termes du Plan, le Bénéficiaire aura le droit d’exercer ses BSPCE devenus exerçables :

The exercise of the BSPCE shall be effected by the Beneficiary’s delivery to the Company, by email, by registered letter with acknowledgment of receipt or by hand-delivered letter, no later than 11:59 p.m. on the last day on which, in accordance with the terms of the Plan, the Beneficiary has the right to exercise his/her BSPCE that have become exercisable:

- d’un bulletin de souscription des Actions Ordinaires auxquelles les BSPCE exercés donnent droit étant précisé que le bulletin d’exercice pourra également être signé électroniquement conformément aux dispositions des articles 1174, 1366 et1367 du Code civil par une demande de signature envoyée par le biais du logiciel DocuSign ® ou similaire, par la Société ou ses conseils, et	- a subscription form for the Ordinary Shares to which the exercised BSPCE give entitlement it being specified that the exercise form may also be signed electronically in accordance with the provisions of Articles 1174, 1366 and 1367 of the French Civil Code by means of a signature request sent via DocuSign® software or similar, by the Company or its advisors, and

-   du paiement du montant total de la souscription, égale au nombre d’Actions Ordinaires souscrites par exercice des BSPCE multiplié par le prix de souscription unitaire des Actions Ordinaires, étant précisé que, lorsque le prix de souscription sera libéré par :

o    virement bancaire, le prix de souscription devra être parvenu sur le compte de la Société au plus tard dans les dix (10) jours calendaires suivant la réception par la Société du bulletin de souscription ;

o    chèque, le chèque sera joint à la demande. S’il ne s’agit pas d’un chèque de banque, il ne vaudra libération à sa date de réception que s’il est dûment provisionné ;

o    compensation avec des créances liquides et exigibles sur la Société, la libération des Actions Ordinaires aura lieu au moment de constatation de la créance par le Président.

-   payment of the total subscription amount, equal to the number of Ordinary Shares subscribed through the exercise of the BSPCE multiplied by the unit subscription price of the Ordinary Shares, it being specified that when the subscription price is paid by:

o    bank transfer, the subscription price must have been received in the Company’s account no later than ten (10) calendar days following the Company’s receipt of the subscription form;

o    cheque, the cheque shall be attached to the request. If it is not a bank cheque, it shall only constitute payment as of its date of receipt if it is duly funded;

o    set-off against liquid and due receivables owed by the Company, the payment of the Ordinary Shares shall take place at the time the receivable is acknowledged by the President.

Dès réception de ces documents et sous réserve de provision suffisante du chèque, le cas échéant, la Société réalisera l’augmentation de capital correspondante et inscrira le Bénéficiaire sur ses comptes d’associés.

Upon receipt of these documents and subject to sufficient funds in the cheque, if applicable, the Company shall carry out the corresponding capital increase and register the Beneficiary in its shareholder accounts.

6. LIVRAISON DES ACTIONS	6. DELIVERY OF THE SHARES
Les Actions Ordinaires auxquelles le Bénéficiaire aura un droit acquis lui seront livrées dès que possible à compter de l’exercice des BSPCE, sous réserve de signature au plus tard à la date de livraison des Actions Ordinaires, d’un Mini Pacte d’Associés, pour tout Bénéficiaire qui ne serait d’ores et déjà partie au pacte d’associés de la Société ou à tout pacte extra-statutaire en vigueur.

Vested Ordinary Shares shall be delivered to the Beneficiary as soon as possible as from the exercise of the BSPCE, subject to the signature, at the latest on the date of delivery of the Ordinary Shares, of a Short Form Shareholders’ Agreement, for any Beneficiary who is not already a party to the shareholders’ agreement of the Company or any extra-statutory agreement in force.

La livraison des Actions Ordinaires emportera le transfert de la pleine propriété des Actions Ordinaires au profit du Bénéficiaire ou de ses ayants droit, selon le cas.	The delivery of the Ordinary Shares shall result in the transfer of the full ownership of the Ordinary Shares to the Beneficiary or his/her heirs, as the case may be.
Au plus tard le 1er mars de l’année suivant l’exercice des BSPCE, un certificat sera émis par la Société et adressé au Bénéficiaire. Ce certificat comprendra notamment les informations suivantes :	No later than 1 March of the year following the exercise of the BSPCE, a certificate shall be issued by the Company and sent to the Beneficiary. The certificate shall include the following information:

- l’objet pour lequel il est établi : application de l’article 163 bis G du CGI ;

- la raison sociale et le siège social de la société émettrice des titres ;

- l’identité et l’adresse du Bénéficiaire ;

- les date, nombre et prix d’acquisition des Actions Ordinaires ;

- la fraction du gain de source française constaté lors de l’exercice des bons ;

- à la date d’exercice des bons, la date depuis laquelle le bénéficiaire exerce son activité dans la société ou, s’il n’y exerce plus son activité, la date de son départ et son ancienneté dans la société à cette date.

- the purpose for which it is established: application of Article 163 bis G of the French Tax Code;

- the company name and registered office of the company issuing the securities;

- the identity and address of the Beneficiary;

- the date, number and acquisition price of the Ordinary Shares;

- the portion of the gain of French source recorded upon the exercise of the warrants;

- on the date of exercise of the warrants, the date since which the beneficiary has been carrying on his/her activity in the company or, if he/she is no longer carrying on his/her activity there, the date of his/her departure and his/her seniority in the company on that date.

7. DROITS ATTACHÉS AUX ACTIONS ORDINAIRES	7. RIGHTS ATTACHED TO THE ORDINARY SHARES
Les Actions Ordinaires seront identiques aux actions ordinaires de la Société déjà émises, au regard notamment des droits de vote, droits aux dividendes et aux éventuelles réserves distribuées, droit de participer aux assemblées, droit de communication et droit préférentiel de souscription.	The Ordinary Shares will be identical to the Company’s ordinary shares already issued, in particular as regards voting rights, dividends’ rights and rights to the distribution of reserves if any, right to take part in general meetings, communication rights, and preferential subscription rights.
Toutefois, les Actions Ordinaires livrées pendant le délai qui sépare la fixation du dividende de sa mise en paiement, n’ouvriront pas droit au dividende au titre de cette distribution.

However, the Ordinary Shares delivered during the period between the determination of the dividend and the distribution thereof will not be entitled to receive dividends paid in respect of such distribution.

8. CONSERVATION DES ACTIONS ORDINAIRES	8. HOLDING OF THE ORDINARY SHARES
Les Actions Ordinaires pourront être librement cédées par le Bénéficiaire sous réserve des dispositions des Statuts et du Mini Pacte d’Associés.	Ordinary Shares may be freely transferred by a Beneficiary subject to the provisions of the Articles of Association and the Short Form Shareholders’ Agreement.

Toutefois, dans l’hypothèse où les Actions Ordinaires viendraient à être cotées sur un Marché Règlementé, les Actions Ordinaires ne pourront être cédées au cours des périodes suivantes :

- dans le délai de trente jours calendaires avant l’annonce d’un rapport financier intermédiaire ou d’un rapport de fin d’année que la Société est tenue de rendre public ; et

- durant la période pendant laquelle les membres du Conseil d’Administration ou exerçant les fonctions de directeur général ou de directeur général délégué et par les salariés ont connaissance d’une information privilégiée, au sens de l’article 7 du règlement (UE) n° 596/2014 du Parlement européen et du Conseil du 16 avril 2014 modifié sur les abus de marché (règlement relatif aux abus de marché) et abrogeant la directive 2003/6/ CE du Parlement européen et du Conseil et les directives 2003/124/CE, 2003/125/CE et 2004/72/CE de la Commission, qui n’a pas été rendue publique.

En outre, le Bénéficiaire devra respecter toute réglementation le cas échéant applicable en matière d’informations privilégiées et devra notamment s’abstenir de céder ses Actions Ordinaires s’il a connaissance d’une information privilégiée, conformément aux dispositions légales et règlementaires applicables.

However, if the Ordinary Shares are listed on a Regulated Market by the time the Ordinary Shares are sold, the sale of the Shares will be prohibited during the following periods:

- within thirty calendar days before the announcement of an interim financial report or a year-end report that the Company is required to make public; and

- during the period in which members of the Board of Directors or persons acting as chief executive officer or deputy chief executive officer and employees have knowledge of inside information, within the meaning of Article 7 of Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation), as amended, and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, which has not been made public.

Furthermore, a Beneficiary shall comply with any applicable provisions relating to inside information and in particular, shall refrain from transferring his or her Ordinary Shares in case he or she is aware of any inside information, in accordance with applicable legal and regulatory provisions.

9. AJUSTEMENTS APRÈS MODIFICATIONS DU CAPITAL OU DE LA SITUATION DE LA SOCIÉTÉ	9. ADJUSTMENTS AFTER CHANGES IN THE COMPANY’S CAPITAL OR SITUATION
Si à un moment quelconque avant l’exercice des BSPCE, la Société est absorbée ou scindée, les actions de l’entité survivante seront émises en lieu et place des Actions Ordinaires à l’exercice des BSPCE. Le nombre d’actions de l’entité survivante qui sera livré dépendra de la parité d’échange convenue entre les parties dans le traité de fusion ou de scission, selon le cas.	If, at any time prior to the exercise of the BSPCE, the Company is merged or split, a Beneficiary shall, upon exercise of the BSPCE, receive shares of the surviving entity rather than Ordinary Shares. The number of shares of the surviving entity that will be delivered shall depend on the exchange ratio agreed between the parties in the merger or demerger agreement, as the case may be.
En cas d’opérations financières visées à l’Article L. 225-181 alinéa 2 du Code de commerce appliqué mutatis mutandis aux BSPCE intervenant avant l’exercice des BSPCE et pouvant donner lieu à une modification de la valeur ou du nombre de BSPCE initialement attribués, le Président et s’il le juge approprié, pourra prendre toutes mesures permettant de préserver les intérêts et droits des Bénéficiaires.

In the event of financial transactions listed under Article L. 225-181 paragraph 2 of the French Commercial Code applying mutatis mutandis to the BSPCE occurring prior to the exercise of the BSPCE and resulting in a modification of the value or number of BSPCE initially awarded, the President, if he deems appropriate, may take all measures to protect the interests and rights of the Beneficiaries.

10. POUVOIRS DU PRÉSIDENT	10. POWERS OF THE PRESIDENT
Le Président dispose d’un pouvoir discrétionnaire pour analyser et interpréter les termes du Règlement du Plan.	The President has the discretionary power to analyze and interpret the terms of the Plan Rules.

Le Président peut à tout moment procéder à toute modification du Plan plus favorable à un ou plusieurs Bénéficiaires qui s’avérerait nécessaire, notamment pour permettre à un ou plusieurs Bénéficiaires ou à la Société ou une société du Groupe de bénéficier d’un régime fiscal ou en matière de contributions de sécurité sociale favorable, en vigueur en France ou dans tout autre État où le Règlement du Plan aurait vocation à s’appliquer. Le Président informe dans un tel cas par écrit l’ensemble des Bénéficiaires concernés par la modification des conditions du Plan.	The President may at any time, make any necessary amendments to the Plan more favorable to one or more Beneficiaries which may be necessary, in particular to enable one or more Beneficiaries or the Company or a Group company to benefit from the preferential tax and/or social security contributions regime applicable in France or in any other countries where the Plan Rules may apply. The President will then inform, in writing, all the Beneficiaries concerned by the changes to the conditions of the Plan.
11. LIMITATIONS	11. LIMITATIONS
L’attribution des BSPCE ne constitue en aucune façon un élément du contrat de travail des Bénéficiaires et le bénéfice d’un BSPCE ne confère aucun droit à bénéficier d’un BSPCE ultérieur.	The grant of BSPCE does not in any way constitute an element of the Beneficiaries’ employment contract and the benefit of a BSPCE does not confer any right to a subsequent grant of BSPCE.
Ni le Plan, ni un quelconque BSPCE ne confère à un Bénéficiaire un droit au maintien de son emploi dans le Groupe. En outre, ils ne limitent en aucun cas le droit que peuvent avoir, le cas échéant, le Bénéficiaire, la Société ou une autre société du Groupe de mettre fin, en toute circonstance, à cet emploi, avec ou sans motif.	Neither the Plan nor any BSPCE confers on a Beneficiary a right to maintain his or her employment in the Group. In addition, they do not in any way limit the right, if any, of the Beneficiary, the Company or any other Group company to terminate such employment, with or without cause, in any circumstances.

12. IMPÔTS ET PRÉLÈVEMENTS OBLIGATOIRES	12. TAXES AND MANDATORY LEVIES

Chaque Bénéficiaire supportera tous impôts, charges, contributions sociales (autres que patronales), retenues à la source et prélèvements obligatoires mis à sa charge (y compris par voie de prélèvement à la source) par la législation en vigueur à la date d’exigibilité desdits impôts, charges, contributions sociales (autres que patronales), retenues à la source ou prélèvements et est entièrement responsable des déclarations qui lui incombent auprès des autorités fiscales ou sociales du pays dont il est résident fiscal ou de tout autre pays où il aurait des obligations fiscales et/ou sociales.

En tant que de besoin, il est précisé qu’à cette fin, tous impôts, cotisations et contributions sociales devant être payés par voie de prélèvement, retenue à la source ou devant être précomptés par la Société ou une société du Groupe ou à payer par la Société ou une société du Groupe pour le compte des Bénéficiaires pourront être prélevés, retenus ou payés, dans la limite permise par la réglementation applicable, par voie de compensation par la Société ou une société du Groupe sur tous paiements effectués par la Société aux Bénéficiaires.

Each Beneficiary shall bear all taxes, charges, social contributions (other than employer contributions), withholding taxes and mandatory levies charged to him/her (including by way of withholding at source) by the legislation in force at the date of payment of such taxes, charges, social contributions (other than employer contributions), withholding taxes or levies and is fully responsible for the declarations he/she is required to make to the tax or social authorities of the country of which he/she is a tax resident or any other country where he/she may have tax and/or social obligations.

For the avoidance of doubt, it is provided that for this purpose, all taxes, social security contributions and charges that must be paid by way of withholding, deduction at source or that must be withheld by the Company or a Group company, or that must be paid by the Company or a Group company on behalf of the Beneficiaries, may be withheld, deducted or paid, to the extent permitted by applicable laws, by way of set-off by the Company or a Group company against any payments made by the Company to the Beneficiaries

Si la Société, une société du Groupe ou, le cas échéant, la banque assurant la gestion du Règlement du Plan, doit s’acquitter des charges, cotisations ou contributions sociales (autres que patronales), impôt, retenue à la source ou tout autre type de prélèvements pour le compte d’un Bénéficiaire du fait de l’attribution des BSPCE, de leur exercice ou de leur cession, la Société se réserve le droit de reporter l’émission des Actions Ordinaires à émettre sur exercice des BSPCE à ce Bénéficiaire ou d’interdire leur cession jusqu’à ce que le Bénéficiaire concerné ait payé les montants dus ou fait le nécessaire pour que le paiement soit effectué.	If the Company, a Group company or, as the case may be, the bank managing the Plan Rules, must pay charges, social contributions (other than employer contributions), tax, withholding tax or any other type of levy on behalf of a Beneficiary as a result of the grant, exercise or sale of the BSPCE, the Company reserves the right to postpone the issuance of the Ordinary Shares to be issued upon exercise of the BSPCE to such Beneficiary or to prohibit their sale until the relevant Beneficiary has paid the amounts due or made the necessary arrangements for payment to be made.

13.   DISPOSITIONS APPLICABLES AUX PARTICIPANTS ÉTRANGERS

Nonobstant toute stipulation contraire du Plan, afin d’assurer la conformité aux lois applicables dans des pays autres que la France, le Comité de Surveillance dispose, à son entière discrétion, du pouvoir de : (a) déterminer quelles Personnes Éligibles situées en dehors de la France sont autorisées à participer au Plan, (b) modifier les modalités et conditions de tout BSPCE attribué à des Personnes Éligibles situées en dehors de la France afin d’assurer sa conformité aux dispositions légales applicables, notamment aux législations étrangères, (c) adopter des sous-plans et modifier les modalités d’exercice ainsi que toute autre modalité ou procédure, dans la mesure où ces mesures sont nécessaires ou souhaitables, étant toutefois précisé que ces sous-plans et/ou modifications ne pourront en aucun cas avoir pour effet d’augmenter le nombre maximal d’actions pouvant être attribuées au titre du Plan, et (d) prendre toute mesure qu’il estime nécessaire ou opportune, avant ou après l’attribution d’un BSPCE, afin d’obtenir toute autorisation, exemption réglementaire, approbation administrative locale ou de satisfaire à toute exigence de cotation imposée par une bourse de valeurs étrangère.

13.   PROVISIONS FOR FOREIGN PARTICIPANTS

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than France, the Supervisory Committee, in its sole discretion, shall have the power and authority to: (a) determine which Eligible Persons outside France are eligible to participate in the Plan; (b) modify the terms and conditions of any BSPCE granted to Eligible Persons outside France to comply with applicable law (including, without limitation, applicable foreign laws); (c) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limit; and (d) take any action, before or after a BSPCE is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

14. STIPULATIONS DIVERSES	14. MISCELLANEOUS

Sauf stipulations contraires, les notifications ou documents adressés par les Bénéficiaires à la Société ou au Président doivent être remis au siège social de la Société, ou à toute autre adresse indiquée par le Président. Les documents ou notifications adressés aux Bénéficiaires doivent leur être remis en mains propres à leur lieu de travail ou envoyés à l’adresse que les Bénéficiaires ont indiquée par écrit à la Société à cet effet, ou en l’absence d’une telle adresse, à leur dernier domicile connu.

Unless otherwise provided for, notifications and documents sent by Beneficiaries to the Company or the President must be delivered to the Company’s registered office or any other address indicated by the President. Documents and notifications sent to Beneficiaries must be delivered to them in person at their workplaces or sent to the address that the Beneficiaries have indicated in writing to the Company for this purpose or, in the absence of such address, at their last known residence.

Le Bénéficiaire devra se conformer aux arrangements éventuellement pris par la Société ou une société du Groupe, ou toute autre personne désignée ou mandatée par la Société, pour le paiement de toutes cotisations sociales (y compris le paiement des cotisations sociales salariales) ou fiscales dans le pays où le Bénéficiaire réside ou tout autre pays, qui est lié aux BSPCE.

Each Beneficiary must comply with any arrangements which may be made by the Company or a Group company, or any other person designated or empowered by the Company, for the payment of all social security contributions (including employees’ social contributions) and taxes in the country where the Beneficiary is resident, or any other country related to his/her BSPCE.

Les Bénéficiaires et la Société, ou selon le cas, les sociétés du Groupe, respecteront, chacun en ce qui les concerne, les obligations déclaratives à effectuer auprès des services fiscaux et organismes de sécurité sociale compétents auxquelles ils pourraient être soumis.

Beneficiaries and the Company, or as the case may be, the Group companies shall, each as far as they are concerned, respect filing requirements vis-à-vis the competent tax and social security authorities that they may be required to comply with.

À ce jour, aucun Bénéficiaire n’est situé aux États-Unis ni assujetti à l’impôt aux États-Unis.	Currently, there are no Beneficiaries located in the United States nor subject to tax in the United States.

15. LOI APPLICABLE – COMPÉTENCE	15. GOVERNING LAW - JURISDICTION

Ce Plan est soumis et sera interprété selon les dispositions du droit français en vigueur à la date d’adoption du Règlement du Plan ou celles qui les remplaceraient le cas échéant.

Tout différend né à l’occasion du présent Plan relèvera de la compétence exclusive des tribunaux compétents dans le ressort de la Cour d’appel de Paris.

This Plan is governed by and will be construed in accordance with the provisions of French law in force on the date of adoption of these Plan Rules or those that may replace them.

Any dispute arising out of this Plan shall be exclusively submitted to the relevant courts under the jurisdiction of the Paris Court of Appeal.

16. LANGUE	16. LANGUAGE
Le présent Règlement du Plan est rédigé en langues française et anglaise, étant précisé que la traduction en langue anglaise l’est à des fins d’information uniquement. En cas de contradiction entre les stipulations en langue française et leur traduction en anglais, seule la version française fera foi.	These Plan Rules are drafted in both French and English languages, it being specified that the English translation is for information purposes only. In case of inconsistency between the terms in French and their translation in English, the French version shall prevail.

Annexe

Appendix

Country Addendum

Ce Country Addendum comprend des informations, exclusions de garanties et/ou stipulations additionnelles spécifiques aux pays énumérés ci-dessous, qui s’appliquent aux personnes travaillant ou résidant dans ces pays et qui peuvent impacter matériellement le Bénéficiaire qui participerait au Plan. Ces informations, exclusions de garanties et/ou stipulations peuvent également s’appliquer, à compter de la Date d’Attribution, si le Bénéficiaire se déplace vers ou est ou devient autrement soumis aux lois applicables ou aux politiques de la Société du pays concerné. Toutefois, les règlementations sur les changes et autres lois locales étant sujettes à des modifications fréquentes, il est conseillé au Bénéficiaire de consulter son propre conseiller juridique, fiscal et social avant d’accepter les BSPCE ou de détenir ou de céder des Actions Ordinaires acquises dans le cadre du Plan.

This Country Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may materially impact the Beneficiary’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Beneficiary moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Beneficiary is advised to seek advice from his own personal legal, tax and social advisor prior to accepting the BSPCE or holding or selling Ordinary Shares acquired under the Plan.

La Société ne fournit aucun conseil fiscal, social, juridique ou financier et ne fait aucune recommandation concernant l’acceptation par le Bénéficiaire des BSPCE ou sa participation au Plan. Sauf indication contraire ci-dessous, les termes commencés par une majuscule auront la signification qui leur est donnée dans le Plan et la Notification d’Attribution. Le présent Country Addendum fait partie intégrante du Plan et doit être lu conjointement avec celui-ci.

The Company is not providing any tax, social, legal or financial advice, nor is the Company making any recommendations regarding the Beneficiary’s acceptance of the BSPCE or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Notice of Grant. This Country Addendum forms part of the Plan and should be read in conjunction with the Plan.